Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Pre-effective Amendment No. 1 to the Form S-3 No. 333-136440) and related Prospectus of Marshall Edwards, Inc. for the registration of 9,268,195 shares of its common stock and to the incorporation by reference therein of our report dated July 31, 2003, with respect to the consolidated financial statements of Marshall Edwards, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.
/s/  Ernst & Young LLP
Stamford, Connecticut
September 4, 2006